Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Laura Wakeley
Office: 717-291-2616

Dr. Scott A. Snyder appointed to

Fulton Financial Corporation Board of Directors

(July 19, 2016) — LANCASTER, PA. — Scott A. Snyder, Ph.D., of Berwyn, PA, has been elected to the board of directors of Fulton Financial Corporation (NASDAQ: FULT), effective July 18, 2016.

Since 2011, Dr. Snyder has served as the president and chief strategy officer of the Boston- and Philadelphia-based Mobiquity, Inc., a mobile tech company that focuses on digital strategy and engineering enhanced mobile experiences.

In addition to his work with Mobiquity, Dr. Snyder is a senior fellow in the Management Department at the Wharton School and an adjunct faculty member in the School of Engineering and Applied Science at the University of Pennsylvania.

Dr. Snyder earned his B.S., M.S. and Ph.D. in Systems Engineering from the University of Pennsylvania, and an Executive Degree from the University of Southern California.

“Dr. Snyder’s business acumen, experience in the technology sector and leadership in digital innovation make him an impressive addition to our board,” said E. Philip Wenger, chairman, president and chief executive officer of FFC. “He brings extensive expertise in the development of digital solutions, mobile business strategy and mobile security. We look forward to welcoming him to Fulton Financial’s board of directors.”

Fulton Financial Corporation is a Lancaster, PA-based financial holding company that has banking offices in PA, MD, DE, NJ and VA through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.

Additional information about Fulton Financial Corporation is available at www.fult.com.

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